Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE THREE AND NINE-MONTH

PERIODS ENDED SEPTEMBER 30, 2014

MELVILLE, N.Y., November 12, 2014 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three and nine-month periods ended September 30, 2014.

P&F Industries, Inc. is reporting revenue of $22,932,000, and $57,132,000, for the three and nine-nine periods ended September 30, 2014, compared to $20,483,000 and $60,668,000, for the same periods in 2013. The Company is reporting income before taxes of $1,432,000 and $3,110,000, for the three and nine-month periods ended September 30, 2014, compared to $1,281,000 and $3,678,000 for the same periods in 2013. Further, for the three and nine-month periods ended September 30, 2014, the Company is reporting income after taxes of $816,000 and $1,850,000, compared to $810,000 and $2,306,000, in the same periods in the prior year. Lastly, the Company’s basic and diluted earnings per share are as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Basic earnings per share	$0.22	$0.22	$0.50	$0.63

Diluted earnings per share	$0.20	$0.20	$0.47	$0.59

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “We were able to complete three acquisitions during the third quarter of 2014. The acquisition of Exhaust Technologies Inc., with its patented AIRCAT and NITROCAT products and Universal Air Tool Company, Limited, which is located in England provide us with an expanded reach into the automotive sector of the pneumatic tool market. Further, we intend to apply certain acquired technologies to other product groupings within our Tools group as early as 2015. Additionally, the purchase of the assets of Air Tool Service Company provides us with an opportunity to expand Hy-Tech’s product offering. Sometime in early 2015 we will be closing the Air Tool Service Company facility in Ohio, and consolidating their manufacturing into our Cranberry, PA., location, which will expedite the planned synergistic savings. We look forward to increased revenue and improved performance from our Tools group in 2015, as our three acquisitions assimilate into our existing operations.”

Mr. Horowitz added, “Our third quarter of 2014 revenue compared to the same period in 2013 was favorably impacted by the three acquisitions, as well as increased revenue at our retail customers and growth in our Fence and gate hardware, partially offset by our decision to sell the Kitchen and Bath product line in November 2013. We still believe an unstable economy continues to negatively impact revenue at all our companies. Further, it is important to note that the three acquisitions completed during the third quarter of 2014 was the primary factor causing our professional fees to increase over the same three-month period in 2013 by more than $420,000, and nearly $700,000 when comparing the nine-month periods ended September 30, 2014 and 2013.”

Mr. Horowitz concluded his remarks by adding, “The Company recently purchased a block of approximately 208,000 of its shares in a private transaction from a major stockholder at below the then market price. The Company believes this transaction is accretive to earnings per share, and that the purchase price was advantageous to the Company relative to the long-term value of the Company and its shares.”

Notable facts about P&F Industries, Inc. third quarter 2014:

Acquisitions:

Exhaust Technologies Inc.

On July 1, 2014, the Company acquired Exhaust Technologies, Inc. (“ETI”), a developer and distributor of pneumatic tools, through a merger of a newly formed wholly-owned subsidiary of Florida Pneumatic with ETI. ETI markets its AIRCAT and NITROCAT brand pneumatic tools primarily to the automotive market. ETI’s business will operate through Florida Pneumatic. The purchase price for this acquisition consisted of $10,377,000 in cash plus the assumption of certain payables. The Company financed this acquisition from its Revolver Loan, provided for within the Credit Agreement with Capital One Business Credit Corp. The Company believes that this acquisition will enable it to become a larger factor in the automotive air tools industry, as well as provide its other pneumatic tool companies the ability to utilize some of ETI’s patented technologies in future product offerings.

Universal Air Tool Company Limited

On July 29, 2014, Florida Pneumatic acquired all of the outstanding shares of Universal Air Tool Company, Limited (“UAT”), a distributor of pneumatic tools. The purchase price for this acquisition consisted of approximately $1,950,000 in cash, and is subject to a post-closing working capital adjustment. In addition, there is a potential contingent consideration payment due to the former shareholders of UAT of a maximum of approximately $400,000. UAT, located in High Wycombe, England, markets pneumatic tools to the automotive market sector primarily in the United Kingdom and Ireland. The Company financed this acquisition from our Revolver. This acquisition provides the Company with direct entry into the European pneumatic tool market for our entire suite of air tool products.

Air Tool Service Company

On August 13, 2014, the Company, through a newly formed wholly owned subsidiary of Hy-Tech, acquired substantially all of the assets comprising the business of Air Tool Service Company (“ATSCO”), an Ohio based corporation engaged in the design, manufacture and distribution of pneumatic tools and parts. The purchase price consisted of approximately $7,659,000 in cash, and the assumption of certain payables and liabilities, and is subject to a post-closing working capital adjustment. The Company financed this acquisition from its Revolver and a new Term Loan provided for within the Credit Agreement with Capital One Business Credit. The Company believes this acquisition will expand Hy-Tech’s product offering, enlarge its customer base and generate manufacturing efficiencies.

The Company believes that each of the three acquisitions described above should be immediately accretive to earnings.

As the result of the UAT acquisition, the Company is now exposed to foreign currency transaction gains and losses. These gains or losses will be presented in its Consolidated financial statements as “Other comprehensive income – foreign currency translation adjustments. For the three and nine-month periods ended September 30, 2014, the Company reported a foreign currency translation loss of $63,000, due to the decline in the value of the U.S. Dollar, compared to the British Pound Sterling since the date of acquisition.

As the result of the acquisitions described above, the Company’s intangible assets as of the date of the transactions, increased as follows:

Customer relationships	$8,154,000
Trademarks and trade names	1,878,000
Non-compete agreements	379,000
Engineering drawings	120,000
Patents	1,205,000
11,736,000

Goodwill	6,760,000
$18,496,000

The fair values and estimated lives of the identifiable intangible assets are based on current information and are subject to change. The ATSCO intangible assets subject to amortization will be amortized over fifteen years for tax purposes. The ETI and UAT intangible assets are not subject to amortization for tax purposes. For financial reporting purposes, useful lives have been assigned as follows:

	ETI	UAT	ATSCO

Customer relationships	12 years	12 years	12 years
Trademarks and trade names	Indefinite	Indefinite	Indefinite
Non-compete agreements	4 years	3 years	5 years
Engineering drawings	---	---	5 years
Patents	3-10 years	---	---

The tables below along with the analysis thereof provide insight into our results for the three and nine-month periods ended September 30, 2014 and 2013:

Revenue

	Three months ended September 30,
	2014	2013	Variance	Variance
			$	%
Tools
Florida Pneumatic	$13,973,000	$10,767,000	$3,206,000	29.8%
Hy-Tech	3,892,000	4,009,000	(117,000)	(2.9)
Tools Total	17,865,000	14,776,000	3,089,000	20.9

Hardware
Hardware Total	5,067,000	5,707,000	(640,000)	(11.2)

Consolidated	$22,932,000	$20,483,000	$2,449,000	12.0%

	Nine months ended September 30,
	2014	2013	Variance	Variance
			$	%
Tools
Florida Pneumatic	$30,335,000	$31,485,000	$(1,150,000)	(3.7)%
Hy-Tech	11,414,000	12,140,000	(726,000)	(6.0)
Tools Total	41,749,000	43,625,000	(1,876,000)	(4.3)

Hardware
Hardware Total	15,383,000	17,043,000	(1,660,000)	(9.7)

Consolidated	$57,132,000	$60,668,000	$(3,536,000)	(5.8)%

Tools

Florida Pneumatic markets its air tool products primarily to the retail, industrial/catalog and the automotive market. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

An analysis of Florida Pneumatic’s revenue for the three and nine-month periods ended September 30, 2014 and 2013 is as follows:

	Three months ended September 30,
	2014		2013		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail customers	$9,339,000	66.8%	$8,467,000	78.7%	$872,000	10.3%
Industrial/catalog	1,591,000	11.4	1,639,000	15.2	(48,000)	(2.9)
Automotive	2,652,000	19.0	302,000	2.8	2,350,000	778.1
Other	391,000	2.8	359,000	3.3	32,000	8.9
Total	$13,973,000	100.0%	$10,767,000	100.0%	$3,206,000	29.8%

	Nine months ended September 30,
	2014		2013		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail customers	$21,277,000	70.1%	$24,134,000	76.6%	$(2,857,000)	(11.8)%
Industrial/catalog	4,679,000	15.4	5,341,000	17.0	(662,000)	(12.4)
Automotive	3,262,000	10.8	890,000	2.8	2,372,000	266.5
Other	1,117,000	3.7	1,120,000	3.6	(3,000)	(0.3)
Total	$30,335,000	100.0%	$31,485,000	100.0%	$(1,150,000)	(3.7)%

The increase in Florida Pneumatic’s Retail revenue during the third quarter of 2014, compared to the three-month period ended September 30, 2013, is due mostly to an increase in holiday/seasonal promotions to The Home Depot (“THD”), partially offset by lower holiday/seasonal promotions to Sears, and lower combined primary product revenue. Industrial/catalog revenue for the third quarter of 2014 strengthened compared to the first six months of 2013, falling just slightly below the prior year third quarter level. However, during the third quarter of 2014 we continued to encounter weakness in sales to our catalog customers, as we believe certain catalog customers have added additional air tool suppliers, thus diluting our position. Further, our Industrial revenue, while improving, remains somewhat sluggish, mostly due to a slowdown in orders from customers in the metal-working manufacturing and foundries sectors. During the third quarter of 2014, we acquired ETI and UAT. Our objective was to further expand our presence in the automotive sector of the pneumatic tools market. As the result of these acquisitions, our Automotive revenue during the third quarter of 2014 was $2,652,000, nearly seven and one half times the prior year. Other revenue during the third quarter of 2014 improved when compared to the same period in 2013, due to stronger revenue from its Berkley products line.

When comparing the nine-month periods ended September 30, 2014 and 2013, the most significant factors contributing to the decline in Florida Pneumatic’s Retail revenue is the shipping of the initial roll-out to THD occurring mostly in the first quarter of 2013 of approximately $3,000,000, compared to the normal level of replenishment orders during the first nine months of 2014. Industrial/catalog revenue during the first nine months of 2014 declined compared to the same period in the prior year due in large part to a weakness with the specialty distributors, who service various general industries, such as foundries and metal-working manufacturers, which use abrasive/finishing tools such as grinders and cutting tools.  During the nine-month period ended September 30, 2014; our Automotive revenue was up due to the ETI and UAT acquisitions during the third quarter of 2014. We intend to continue to place greater emphasis on this now expanded sector.

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, as well as distributes a complementary line of sockets, which, in the aggregate, are reported as “ATP” in the tables below.  Hy-Tech Machine products (“Hy-Tech Machine”) are primarily marketed to the mining, construction and industrial manufacturing sectors.

An analysis of Hy-Tech’s revenue for the three and nine-month periods ended September 30, 2014 and 2013 is as follows:

	Three months ended September 30,
	2014		2013		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
ATP	$2,967,000	76.2%	$2,932,000	73.1%	$35,000	1.2%
Hy-Tech Machine	392,000	10.1	371,000	9.3	21,000	5.7
Major customer	453,000	11.6	602,000	15.0	(149,000)	(24.8)
Other	80,000	2.1	104,000	2.6	(24,000)	(23.1)
Total	$3,892,000	100.0%	$4,009,000	100.0%	$(117,000)	(2.9)%

	Nine months ended September 30,
	2014		2013		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
ATP	$8,131,000	71.2%	$8,360,000	68.8%	$(229,000)	(2.7)%
Hy-Tech Machine	1,128,000	9.9	1,501,000	12.4	(373,000)	(24.9)
Major customer	1,941,000	17.0	1,991,000	16.4	(50,000)	(2.5)
Other	214,000	1.9	288,000	2.4	(74,000)	(25.7)
Total	$11,414,000	100.0%	$12,140,000	100.0%	$(726,000)	(6.0)%

The third quarter of 2014 ATP revenue, which includes shipments of ATSCO tools since the August 13, 2014 acquisition, improved slightly when compared to the third quarter of 2013. Revenue from Hy-Tech’s major customer during the three-month period ended September 30, 2014, was lower than the same period a year ago. We believe the decline in revenue associated with its major customer is likely due to their irregular ordering pattern. We believe this decline is not necessarily indicative of a trend.

  When comparing the nine-month periods ended September 30, 2014 and 2013, we believe a sluggish, unsettled economy is the primary factor contributing to the decreased revenue for Hy-Tech. With respect to ATP parts and tools revenue, we believe the decline compared to the same period in 2013, is being driven by hesitancy on the part of the industry to spend on capital equipment. However, partially offsetting this decline are increases in sockets, drilling motors and parts and ATSCO. Further, during the nine-month period ended September 30, 2013; there was a one-time, special order shipment, which did not occur this year.

Hardware

Our Hardware segment, which currently consists of Nationwide, generates revenue from the sale of Fencing and gate hardware, OEM products and Patio hardware. In November 2013, Nationwide sold all inventory, intangibles and certain fixed assets attributable to its Kitchen and Bath product line to an unrelated third party.  Due to the relatively low contribution margin generated by this product line, the net impact of this sale was immaterial to our operations

	Three months ended September 30,
	2014		2013		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Fence and gate hardware	$4,199,000	82.9%	$4,001,000	70.1%	$198,000	4.9%
OEM	467,000	9.2	535,000	9.4	(68,000)	(12.7)
Patio	401,000	7.9	430,000	7.5	(29,000)	(6.7)
Kitchen and Bath	—	—	741,000	13.0	(741,000)	(100.0)
Total	$5,067,000	100.0%	$5,707,000	100.0%	$(640,000)	(11.2)%

	Nine months ended September 30,
	2014		2013		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Fence and gate hardware	$12,785,000	83.1%	$12,236,000	71.8%	$549,000	4.5%
OEM	1,339,000	8.7	1,374,000	8.1	(35,000)	(2.5)
Patio	1,259,000	8.2	1,241,000	7.2	18,000	1.5
Kitchen and Bath	—	—	2,192,000	12.9	(2,192,000)	(100.0)
Total	$15,383,000	100.0%	$17,043,000	100.0%	$(1,660,000)	(9.7)%

Nationwide’s revenue for the three-month period ended September 30, 2014, compared to the same period in 2013, for Fence and gate hardware, OEM and Patio, in the aggregate, improved 2.0%. We believe two of the key drivers to our Fence and gate hardware revenue are new home construction and home improvement/renovations. New home starts during the three-month period ended September 30, 2014, according to the U.S. Census Bureau data released in October 2014, increased compared to the same period in the prior year, as did spending on home improvement/renovations. The decline in Nationwide’s OEM third quarter revenue was due in large part to orders in the same three-month period in 2013 not recurring during this quarter in 2014. Its Patio revenue was off slightly compared to the third quarter of 2013, due in part from delivery issues from its overseas and domestic suppliers. Nationwide intends to continue its current growth strategy, which is to develop new products and accessories for the Fence and gate hardware line, as well as to continue to expand its market campaign throughout the United States, Australia and New Zealand.

Nationwide’s revenue for the first nine months of 2014, for Fence and gate hardware, OEM and Patio, in the aggregate, is up 3.6% over the same period in 2013. Fence and gate hardware continues to be the driving force at Nationwide, accounting for 83.1% of its year to date 2014 revenue. Fence and gate hardware revenue continue to improve over the same period in 2013, due primarily to an expanding customer base as well as new product releases.   Nationwide is encountering a slow-down in its Patio and OEM lines, which could impact its revenue and gross margin for the remainder of 2014.

Gross Margins / Profits

	Three months ended September 30,				Increase (decrease)
	2014		2013		Amount		%
Florida Pneumatic	$4,428,000		$3,289,000		$1,139,000		34.6%
As percent of respective revenue		31.7%		30.5%	1.2	%pts
Hy-Tech	1,543,000		1,641,000		(98,000)		(6.0)%
As percent of respective revenue		39.6%		40.9%	(1.3	)%pts
Total Tools	5,971,000		4,930,000		1,041,000		21.1%
As percent of respective revenue		33.4%		33.4%	---%
Total Hardware	2,057,000		2,125,000		(68,000)		(3.2)%
As percent of respective revenue		40.6%		37.2%	3.4	%pts
Consolidated	$8,028,000		$7,055,000		$973,000		13.8%
As percent of respective revenue		35.0%		34.4%	0.6	%pts

	Nine months ended September 30,				Increase (decrease)
	2014		2013		Amount		Amount
Florida Pneumatic	$9,990,000		$10,370,000		$(380,000)		(3.7)%
As percent of respective revenue		32.9%		32.9%	---	%pts	0
Hy-Tech	4,574,000		5,122,000		(548,000)		(10.7)%
As percent of respective revenue		40.1%		42.2%	(2.1	)%pts	0
Total Tools	14,564,000		15,492,000		(928,000)		(6.0)%
As percent of respective revenue		34.9%		35.5%	(0.6	)%pts	0
Total Hardware	6,102,000		6,399,000		(297,000)		(4.6)%
As percent of respective revenue		39.7%		37.5%	2.2	%pts	0
Consolidated	$20,666,000		$21,891,000		$(1,225,000)		(5.6)%
As percent of respective revenue		36.2%		36.1%	0.1	%pts	0

Tools

 The Acquisition of ETI and UAT had a major impact on Florida Pneumatic’s gross margin and gross profit for the third quarter of 2014. Both ETI and UAT market their pneumatic tools to the automotive sector, which tends to generate higher gross margins than the retail sector, but not as strong as the higher margin industrial or catalog sectors. As such, their addition in 2014 enabled Florida Pneumatic to improve its overall gross margin as well as its gross profit, compared to the same three-month period in 2013. The 1.3 percentage decrease in Hy-Tech’s third quarter gross margin was due largely to customer/product mix. During the third quarter of 2014, ATSCO product line gross margin was below Hy-Tech’s general gross margin range of approximately 39.0% to 40.0%. We believe Hy-Tech’s overall gross margins should begin to improve during the first half of 2015, as we move further into our integration, and ultimately close the ATSCO operation in Ohio and relocate it to our existing Cranberry, PA. facility.

The decrease in Florida Pneumatic’s Retail revenue was the key factor in the reduction of its gross profit. For the nine-month period ended September 30, 2014, Hy-Tech’s gross margin declined compared to the same period in the prior year due to customer/product mix, and, to a lesser degree, lower absorption of manufacturing overhead due to lower machine hours and lower gross margin during the third quarter from the ATSCO acquisition. The decline in Hy-Tech’s gross profit is due to lower revenue and lower gross margins.

Hardware

Third quarter 2014 gross margin at Nationwide improved over the same period in the prior year primarily due to the elimination of the Kitchen & Bath product line, which generally provided a lower gross margin than that of Nationwide’s other product lines.

Similar to the three-month results, Nationwide’s gross margin improved during the nine-month period ended September 30, 2014, compared to the same period in the prior year, due primarily to the elimination of the Kitchen & Bath product line. Additional factors impacting Nationwide’s gross margin during the first nine months of 2014 include, but are not limited to, overall product mix, overseas cost increases, additional freight costs, and competitive pricing pressure. Nationwide’s gross profit declined solely as a function of revenue.

Selling and general and administrative expenses

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees, general corporate overhead and certain engineering expenses.

During the third quarter of 2014, SG&A was $6,438,000, or 28.1% of revenue, compared to $5,658,000, or 27.6% of revenue during the same three-month period in 2013. Contributing to the increase in SG&A was additional variable costs of $299,000, (which includes among other costs, commissions, warranty costs, freight out and advertising/promotional fees), associated with the increase in revenue. Additionally, $422,000 of the increase in SG&A is due to increased professional fees and other costs directly attributable to the three acquisitions. Further, amortization and depreciation increased $195,000, nearly all of which is the result of the three acquisitions. The above increases were partially offset by a decrease of $101,000 in compensation, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits, and in non-cash-stock based compensation of $56,000.

Our SG&A for the nine-month period ended September 30, 2014 was $17,221,000, compared to $17,827,000, incurred during the same period in 2013.  Stated as a percentage of revenue, our SG&A for the first nine months of 2014 was 30.1%, up from 29.4%, during the same period in the prior year. A significant factor contributing to the decrease in SG&A is the reduction of $258,000 of variable costs due to the decline in total revenue. Additionally, included in our first quarter 2013 SG&A, was a one-time fee of $700,000 incurred by Florida Pneumatic in connection with the initial roll-out to THD. Further, when comparing the nine-month period ended September 30, 2014 to the same period in the prior year, our SG&A compensation expenses and non-cash stock-based compensation declined $191,000 and $63,000, respectively. Due primarily to an adjustment to our allowance for doubtful accounts, our bad debt expense declined $175,000 when comparing the nine-month periods ended September 30, 2014 and 2013. Partially offsetting the above mentioned declines was an increase in amortization and depreciation of $145,000, nearly all of which the result of the three acquisitions. We also incurred an increase of $694,000 in our professional fees and other costs that were directly attributable to the three acquisitions.

Interest

Our interest expense during the three-month period ended September 30, 2014 was $158,000, compared to $116,000 for the same period in the prior year. This was primarily the result of the three acquisitions completed during the third quarter of 2014, for which we borrowed approximately $20,000,000, mostly from the Revolver. Further, again primarily as the result of the aforementioned acquisitions, the average balance of short-term borrowings during the three-month period ended September 30, 2014 increased to $11,852,000, compared to $4,290,000 during the same period in 2013.   The applicable loan margins that are added to both our LIBOR (London Inter-Bank Offered Rate) and Base Rate, as defined in the Credit Agreement were lower this quarter, compared to the same period in 2013. Additionally, included in our interest expense is amortization expense of debt financing costs of $23,000 in the third quarter of 2014, compared to $22,000, during the same period in 2013.

Interest expense for the nine-month period ended September 30, 2014 was $335,000, compared to $386,000 for the same period in 2013.  The average balance of our short-term borrowings during the first nine months of 2014 was $4,862,000 compared to $6,740,000, during the same period in 2013. Included in our interest expense is amortization expense of debt financing costs of $67,000 in the nine-month period ended September 30, 2014, compared to $65,000, during the same nine-month period in 2013.

Income Taxes

At the end of each interim reporting period, we estimate the effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision on a year-to-date basis and may change in subsequent interim periods. Our effective tax rate for the three and nine-months ended September 30, 2014 were 43.0% and 40.5%, respectively, compared to 36.8% and 37.3%, respectively, for the three and nine-month periods ended September 30, 2013. The effective tax rate for all periods differed from the U.S. Federal statutory rate of 34%, primarily due to state taxes and nondeductible expenses.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, November 12, 2014, at 11:00 A.M., Eastern Time, to discuss its third quarter of 2014 results. Investors and other interested parties can listen to the call by dialing 866-963-1218, or via a live web cast accessible at www.800rollcall.com/webpresenter/. To listen to the web cast, please register at the site at least 15 minutes prior to the call by entering a participant code, 8741394. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about November 14, 2014.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as fencing hardware and door and window hardware primarily, to the housing industry. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement. This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results for the 2014 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)	September 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
Assets
Cash	$504	$413
Accounts receivable - net	14,645	8,739
Inventories - net	24,307	22,974
Deferred income taxes - net	1,168	1,168
Prepaid expenses and other current assets	2,163	829
Total current assets	42,787	34,123

Net property and equipment	10,740	10,229
Goodwill	11,896	5,150
Other intangible assets - net	12,834	1,502
Deferred Income taxes – net	479	1,594
Other assets – net	588	643
Total assets	$79,324	$53,241

Liabilities and Shareholders’ Equity
Short-term borrowings	$14,419	$360
Accounts payable	4,703	3,006
Other accrued liabilities	5,702	3,520
Current maturities of long-term debt	1, 460	460
Total current liabilities	26,284	7,346

Long-term debt, less current maturities	8,475	6,903
Deferred taxes payable	2,853	---
Other liabilities	251	262

Total liabilities	37,863	14,511

Total shareholders' equity	41,461	38,730

Total liabilities and shareholders' equity	$79,324	$53,241

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30,		Nine months ended September 30,
(In Thousand $)	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$22,932	$20,483	$57,132	$60,668
Cost of sales	14,904	13,428	36,466	38,777
Gross profit	8,028	7,055	20,666	21,891
Selling, general and admin expenses	6,438	5,658	17,221	17,827
Operating income	1,590	1,397	3,445	4,064
Interest expense	158	116	335	386
Income before income taxes	1,432	1,281	3,110	3,678
Income tax expense	616	471	1,260	1,372
Net income	$816	$810	$1,850	$2,306

### End ###